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                                                                 Exhibit 4.2


STATE DEPARTMENT OF ASSESSMENTS
AND TAXATION
301 W. PRESTON ST., ROOM 801
BALTIMORE, MD 21201

                          ARTICLES OF AMENDMENT OF
                             SIBONEY CORPORATION

         Siboney Corporation, a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         The charter of the corporation is hereby amended as follows:

         Section (a) of the fifth article of the Amended and Restated Articles of Incorporation of Siboney Corporation shall be amended to increase the total number of authorized shares of stock from 21,366,694 to 101,366,694 shares and to increase the number of authorized shares of common stock, par value $0.10 per share, from 20,000,000 to 100,000,000 shares, by deleting the first paragraph of the fifth article in its entirety and replacing it with the following:

         "FIFTH: (a) The total number of shares of stock of all classes of which the Corporation has authority to issue is One Hundred One Million Three Hundred Sixty Six Thousand Six Hundred Ninety Four (101,366,694) shares, divided into One Hundred Million (100,000,000) shares of Common Stock of the par value of ten cents ($.10) each, and of the aggregate par value of Ten Million Dollars ($10,000,000) (the "Common Stock"), Three Hundred Sixty Six Thousand Six Hundred Ninety Four (366,694) shares of $.55 Convertible Preferred Stock of the par value of $1 each, and of the aggregate par value of Three Hundred Sixty Six Thousand Six Hundred Ninety Four Dollars ($366,694) (the "$.55 Preferred Stock") and One Million (1,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) each, and of the aggregate par value of One Million Dollars ($1,000,000) (the "Preferred Stock"). The aggregate par value of all such shares of all classes hereby authorized is Eleven Million Three Hundred Sixty Six Thousand Six Hundred Ninety Four Dollars ($11,366,694). No holder of the stock of any class shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock, of any class or series, whether now or hereafter authorized, or of any bonds, debentures or other securities convertible into stock, of any class or series; and any and all such preemptive rights are hereby expressly denied to the stock of all classes."

         This amendment of the charter of the corporation has been approved by the directors and shareholders.

                          [signature page follows]


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         We, the undersigned Chief Executive Officer and Secretary, swear under penalties of perjury that the foregoing is a corporate act.



/s/ Rebecca M. Braddock                    /s/ Timothy J. Tegeler
------------------------------------       ------------------------------------
Rebecca M. Braddock, Secretary             Timothy J. Tegeler, Chief Executive
                                           Officer

Siboney Corporation
325 N. Kirkwood Road, Suite 300
P.O. Box 221029
St. Louis, Missouri 63122